                        PFF BANCORP, INC. AND SUBSIDIARY
          EXHIBIT 11.  STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                               THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                              ---------------------                   ------------------
                                                   DECEMBER  31, 1997     DECEMBER  31, 1996   DECEMBER 31, 1997   DECEMBER 31,1996
                                                   -----------------      ------------------   -----------------   ----------------
                                                               (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

BASIC NET EARNINGS PER SHARE:
     Net Earnings.......................................   $     4,752        $     2,216              $    11,721        $    224
                                                           ===========        ===========              ===========      ==========
     Weighted average number of common
      shares and equivalents outstanding:
     Issued.............................................    19,889,949         19,889,949               19,889,949      19,889,949
     Less:
     Unearned ESOP shares and shares held by
      benefit plans.....................................    (3,943,792)        (2,137,399)              (3,632,941)     (1,775,210)
                                                           -----------        -----------              -----------    ------------
     Weighted average number of common
      shares and equivalents outstanding................    15,946,157         17,752,550               16,257,008      18,114,739
                                                           ===========        ===========              ===========    ============

     Earnings per share.................................   $      0.30        $      0.12              $      0.72     $      0.01
                                                           ===========        ===========              ===========     ===========
DILUTED NET EARNINGS PER  SHARE:
     Net Earnings.......................................   $     4,752        $     2,216              $    11,721     $       224
                                                           ===========        ===========              ===========     ===========
     Weighted average number of common
      shares and equivalents outstanding:
     Issued.............................................    19,889,949         19,889,949               19,889,949      19,889,949
     Less:
     Unearned ESOP shares held and shares held
      by benefit plans..................................    (3,943,792)        (2,137,399)              (3,632,941)     (1,775,210)

     Add:
     Common stock equivalents due to dilutive
      effect of stock options (1).......................       867,628            103,287                  701,250          34,429
                                                           -----------        -----------              -----------     -----------

     Weighted average number of common
      shares and equivalents outstanding                    16,813,785         17,855,837               16,958,258      18,149,168
                                                           ===========        ===========              ===========     ===========

     Earnings per share.................................   $      0.28        $      0.12              $      0.69     $      0.01
                                                           ===========        ===========              ===========     ===========
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(1) The PFF Bancorp, Inc. 1996 Incentive Plan was adopted and approved by the stockholders on October 23, 1996.

(2) Weighted average shares outstanding has been restated to comply with SFAS
    128.
                                      -27-